Exhibit 10.03

March 31, 2008

John Donahoe

John,

This letter confirms your appointment by the Board of Directors of eBay Inc. (the “Board”) to the position of President and Chief Executive Officer of eBay Inc. (“eBay” or the “Company”) effective March 31, 2008 (the “Effective Date”). You shall report solely and directly to the Board.

You have also been appointed as a new member of the Board, effective January 23, 2008, with a term of office expiring at eBay’s annual meeting of stockholders in 2008. For so long as you remain President and Chief Executive Officer of the Company, the Board will nominate you to the Board and, if re-elected, you shall serve as a member without additional consideration.

As of the Effective Date, your annual base salary is $900,000, payable bi-weekly in accordance with the Company’s normal payroll practices. You will continue to be eligible to participate in the eBay Incentive Plan (“eIP”). Payouts under the plan are based on individual achievement as well as Company performance. Your target annual incentive bonus for eIP is 125% of your base salary. The Company reserves the right to amend, change or cancel the plan at its sole discretion. The Compensation Committee of the Board (the “Compensation Committee”) shall review your base salary and target annual incentive bonus at least annually and shall modify such amounts as the Compensation Committee deems appropriate.

You were granted a long-term equity incentive focal award on March 3, 2008 (the “Focal Date”), having a target value of approximately $8,000,000 on such date. The award is comprised of a stock option to purchase 585,774 shares of eBay’s common stock, which represents 70% of the value of the focal award, and 92,843 performance-based restricted stock units (“PBRSUs”), which represents 30% of the value of the focal award. The exercise price for the stock option is $25.85, which was the fair market value of eBay’s common stock on the date of grant. The stock option will vest as to 6/48 of the shares subject to the option on the six-month anniversary of March 1, 2008 (the “Vesting Commencement Date”) and 1/48 monthly thereafter so as to be fully vested on March 1, 2012, subject to your continued employment with the Company on each vesting date. The PBRSUs are subject to the performance conditions determined by the Compensation Committee for the performance period beginning January 1, 2008 and ending December 31, 2009.

The Board also approved a promotion equity award having a target value of approximately $15,000,000 on the Focal Date. The award is comprised of 388,781 restricted stock units (“RSUs”), which represents 67% of the value of the promotion award, and a stock option to purchase 517,782 shares of eBay’s common stock, which represents 33% of the value of the promotion award. The RSUs will vest and become non-forfeitable over four years at the rate of 25% a year on each anniversary of the Vesting Commencement Date, subject to your continued employment with the Company on each vesting date. The stock option grant has been split into two equal tranches, with the first grant issued and priced on the Focal Date, and the second grant to be issued and priced effective the first business day of September 2008. The exercise price for the first tranche of the stock option award is $25.85, which was the fair market value of eBay’s common stock on the date of grant, and the exercise price for the second tranche of the stock option award will be no less than the fair market value of eBay’s common stock on the date of grant. Both the first tranche and the second tranche of the stock option will vest as to 6/48 of the shares subject to the option on the six-month anniversary of the Effective Date and 1/48 monthly thereafter so as to be fully vested on March 31, 2012, subject to your continued employment with the Company on each vesting date. In connection with your promotion, you were also granted an additional award of 60,000 RSUs on the Focal Date, with such award vesting over two years at the rate of 50% a year on each anniversary of the Vesting Commencement Date, subject to your continued employment with the Company on each vesting date.

Your employment at the Company remains “at-will” and either you or the Company may terminate your employment at any time, with or without cause. However, if your employment is involuntarily terminated by the Company other than for “Cause”, then, subject to you executing and not revoking the Company’s standard form of release within 60 days of the date of your termination of employment, the Company shall provide you with a lump sum severance payment consisting of your annual base salary plus your target annual incentive bonus as in effect on such date (the “Target Cash Compensation”) calculated as follows: two times the Target Cash Compensation if the termination occurs prior to the second anniversary of the Effective Date, one and one-half times the Target Cash Compensation if the termination occurs on or after the second anniversary but prior to the third anniversary of the Effective Date, and one times the Target Cash Compensation if the termination occurs on or after the third anniversary of the Effective Date.

For purposes of this agreement, “Cause” shall mean: (i) your willful failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; (ii) your conviction of, or plea of nolo contendere to, any felony (or any other crime having a material adverse effect on the Company); (iii) your commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company.

Except as specifically modified and amended herein, all of the terms and conditions of your offer letter dated November 16, 2004 remain in full force and effect.

Very truly yours,

eBay Inc.

ACCEPTED:

/s/  John Donahoe
John Donahoe

March 31, 2008
Date